Earnings Release May 5, 2015
Holly Energy Partners, L.P. Reports First Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the first quarter of 2015. For the quarter, distributable cash flow was $45.9 million, up $4.1 million, or 10% compared to the first quarter of 2014. HEP announced its 42nd consecutive distribution increase on April 23, 2015, raising the quarterly distribution from $0.530 to $0.5375 per unit, representing a 6% increase over the distribution for the first quarter of 2014.
Net income attributable to Holly Energy Partners for the first quarter was $31.8 million ($0.37 per basic and diluted limited partner unit) compared to $24.1 million ($0.27 per basic and diluted limited partner unit) for the first quarter of 2014. The increase in earnings is primarily due to higher pipeline volumes and annual tariff increases and lower interest expense offset by higher operating expenses and a $7.7 million loss in March 2014 due to the early retirement of our 8.25% Senior Notes.
Commenting on the first quarter of 2015, Mike Jennings, Chief Executive Officer, stated, “We are pleased our financial results for the first quarter of 2015 allowed us to maintain our record of raising quarterly distributions."
“As an example of our commitment to pursue growth opportunities that leverage our capabilities and HollyFrontier Corporation's refining footprint, we completed the acquisition of an existing crude tank farm adjacent to HFC’s El Dorado Refinery in March. This adds to HEP’s stable of logistical assets and cash flow, and it provides HFC more strategic flexibility for future El Dorado crude supply."
“As we look forward to the rest of 2015 and beyond, we believe HEP is well positioned for continued growth due to the quality and geographic location of our assets, our talented employee base, and our financially strong and supportive general partner, HollyFrontier."
First Quarter 2015 Revenue Highlights
Revenues for the quarter were $89.8 million, a $2.8 million increase compared to the first quarter of 2014 due to the effect of higher pipeline volumes and annual tariff increases. Overall pipeline volumes were up 20% compared to the three months ended March 31, 2014.

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Revenues from our refined product pipelines were $36.3 million, an increase of $0.5 million compared to the first quarter of 2014 primarily due to annual tariff increases. Shipments averaged 186.9 mbpd compared to 189.5 mbpd for the first quarter of 2014.

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Revenues from our intermediate pipelines were $6.9 million, a decrease of $1.0 million, on shipments averaging 138.1 mbpd compared to 138.6 mbpd for the first quarter of 2014. Revenues decreased mainly due to a $1.0 million decrease in deferred revenue recognized.

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Revenues from our crude pipelines were $17.0 million, an increase of $4.4 million, on shipments averaging 282.7 mbpd compared to 177.0 mbpd for the first quarter of 2014. Revenues increased due to increased volumes and annual tariff increases in addition to $2.1 million in increased revenue from the New Mexico gathering system expansion. The increase in volumes is due to increased crude production in the Artesia Basin as well as the reversal of the Roadrunner pipeline which made it possible for HFC to purchase and HEP to transport crude volumes in excess of HFC refining capacity.

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Revenues from terminal, tankage and loading rack fees were $29.6 million, a decrease of $1.0 million compared to the first quarter of 2014. Refined products terminalled in our facilities averaged 346.3 mbpd compared to 340.3 mbpd, for the first quarter of 2014. Although volumes were up at the loading rack facilities, revenue decreased due to lower reimbursements for tank repair from HFC and minimum quarterly revenue billings in the prior year at facilities where volumes were lower than contractual minimums.

Revenues for the three months ended March 31, 2015, include the recognition of $7.5 million of prior shortfalls billed to shippers in 2014, as they did not meet their minimum volume commitments within the contractual make-up period. As of March 31, 2015, shortfall deferred revenue in our consolidated balance sheet was $4.4 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system has the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Operating Costs and Expenses Highlights
Operating costs and expenses were $46.0 million for the three months ended March 31, 2015, representing an increase of $4.4 million over the same period last year. This increase is primarily due to an increase in environmental remediation provisions of $4.2 million and higher maintenance project expense.
Interest expense was $8.8 million for the three months ended March 31, 2015, representing a decrease of $1.7 million over the same period of 2014. The decrease is principally due to the early retirement of our 8.25% Senior Notes in March 2014. In addition, we recognized a loss of $7.7 million on the early extinguishment of our 8.25% Senior Notes in March 2014.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1060742.
An audio archive of this webcast will be available using the above noted link through May 19, 2015.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking-statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on

•	our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal

•	facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2015, and 2014.

	Three Months Ended March 31,		Change from
	2015	2014	2014
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$22,541	$24,173	$(1,632)
Affiliates – intermediate pipelines	6,862	7,911	(1,049)
Affiliates – crude pipelines	16,994	12,618	4,376
	46,397	44,702	1,695
Third parties – refined product pipelines	13,723	11,618	2,105
	60,120	56,320	3,800
Terminals, tanks and loading racks:
Affiliates	25,858	27,130	(1,272)
Third parties	3,778	3,554	224
	29,636	30,684	(1,048)
Total revenues	89,756	87,004	2,752
Operating costs and expenses:
Operations	27,966	22,812	5,154
Depreciation and amortization	14,694	15,588	(894)
General and administrative	3,290	3,151	139
	45,950	41,551	4,399
Operating income	43,806	45,453	(1,647)

Equity in earnings of SLC Pipeline	734	522	212
Interest expense, including amortization	(8,768)	(10,454)	1,686
Interest income	—	3	(3)
Loss on early extinguishment of debt	—	(7,677)	7,677
Other income	159	8	151
	(7,875)	(17,598)	9,723
Income before income taxes	35,931	27,855	8,076
State income tax expense	(101)	(75)	(26)
Net income	35,830	27,780	8,050
Allocation of net income attributable to noncontrolling interests	(4,027)	(3,637)	(390)
Net income attributable to Holly Energy Partners	31,803	24,143	7,660
General partner interest in net income, including incentive distributions(1)	(9,810)	(8,001)	(1,809)
Limited partners’ interest in net income	$21,993	$16,142	$5,851
Limited partners’ earnings per unit – basic and diluted:(1)	$0.37	$0.27	$0.10
Weighted average limited partners’ units outstanding	58,657	58,657	—
EBITDA(2)	$55,366	$57,934	$(2,568)
Distributable cash flow(3)	$45,890	$41,808	$4,082

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	115,430	123,171	(7,741)
Affiliates – intermediate pipelines	138,073	138,608	(535)
Affiliates – crude pipelines	282,705	176,953	105,752
	536,208	438,732	97,476
Third parties – refined product pipelines	71,420	66,294	5,126
	607,628	505,026	102,602
Terminals and loading racks:
Affiliates	272,276	262,635	9,641
Third parties	73,988	77,704	(3,716)
	346,264	340,339	5,925
Total for pipelines and terminal assets (bpd)	953,892	845,365	108,527

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $9.4 million and $7.7 million for the three months ended March 31, 2015 and 2014, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended March 31,
	2015	2014
	(In thousands)
Net income attributable to Holly Energy Partners	$31,803	$24,143
Add (subtract):
Interest expense	8,332	9,943
Interest Income	—	(3)
Amortization of discount and deferred debt charges	436	511
Loss on early extinguishment of debt	—	7,677
State income tax	101	75
Depreciation and amortization	14,694	15,588
EBITDA	$55,366	$57,934

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2015	2014
	(In thousands)
Net income attributable to Holly Energy Partners	$31,803	$24,143
Add (subtract):
Depreciation and amortization	14,694	15,588
Amortization of discount and deferred debt charges	436	511
Loss on early extinguishment of debt	—	7,677
Increase (decrease) in deferred revenue attributable to shortfall billings	(3,550)	(5,898)
Maintenance capital expenditures*	(1,649)	(849)
Increase (decrease) in environmental liability	3,856	(364)
Other non-cash adjustments	300	1,000
Distributable cash flow	$45,890	$41,808

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	March 31,	December 31,
	2015	2014
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$5,802	$2,830
Working capital (deficit)	$4,784	$3,140
Total assets	$1,424,599	$1,401,555
Long-term debt	$890,742	$867,579
Partners' equity(4)	$311,200	$320,362

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $305.3 million would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Craig Biery, Investor Relations
Holly Energy Partners, L.P.
214/954-6511